Watson, Farley & Williams (New York) LLP
1133 Avenue of the Americas
New York, New York 10036
Tel (212) 922 2200
Fax (212) 922 1512
January 27, 2010
Teekay Corporation
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) and the State of New York (“New York Law”) for Teekay Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (No. 333-164315), as amended by post-effective Amendment No. 1 to Form F-3 dated January 15, 2010 (the “Registration Statement”), for the registration of the offering by the Company of an aggregate principal amount of up to $450,000,000 of the Company’s Senior Notes due 2020 (the “Notes”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the prospectus contained therein dated January 15, 2010 (as supplemented and amended, the “Prospectus”), (ii) the Indenture dated January 27, 2010 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which the Notes will be issued, (iii) the form of the Notes included within the Indenture and (iv) such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, its subsidiaries and affiliates as we have deemed necessary. We have also made inquiries of such officers and representatives of the Company, its subsidiaries and its affiliates, as we have deemed necessary.
In such examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the original documents of all documents submitted to us as photocopies, (iv) the power, authority and legal right of the Trustee to enter into the Indenture and that the Indenture is enforceable against the Trustee in accordance with its terms, (v) that the Indenture has been duly and validly executed and delivered by the Company and (vi) that the Indenture has been duly and validly authorized, executed and delivered by the Trustee.
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Teekay Corporation January 27, 2010	Page 2
We have further assumed the validity and enforceability of the Indenture and the Notes under all applicable laws other than Marshall Islands Law and New York Law. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Company contained in the Indenture, and we have not independently verified the facts so relied on.
We have also assumed that (i) the Registration Statement has become effective under the Securities Act, (ii) all Notes shall be issued and sold in compliance with the Registration Statement and applicable federal, state and foreign securities laws and in the manner stated in the Registration Statement and (iii) the execution, delivery and performance by the Company of the Indenture and the Notes will not result in any conflict with or breach of any agreement or document binding on it.
This opinion letter is limited to Marshall Islands Law and New York Law, other than Marshall Islands and New York securities or “blue sky” laws, as to which we express no opinion, and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.
Based on the facts as set forth in the Prospectus and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:
1.	The Notes to be issued pursuant to the Indenture and as contemplated by the Registration Statement have been duly authorized.

2.	The Notes, when duly and validly executed and delivered by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and as contemplated by the Registration Statement, and delivered to and paid for by the purchasers thereof, will constitute the legal, valid and binding obligations of the Company entitled to the benefits provided by the Indenture, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,
/s/ Watson, Farley & Williams (New York) LLP